 Exhibit 99.1

Coherent Confirms Receipt of New Acquisition Proposal from Lumentum

SANTA CLARA, CA, March 17, 2021 – Coherent, Inc. (NASDAQ: COHR) today announced that it has received a new acquisition proposal from Lumentum Holdings Inc. (NASDAQ: LITE). Under the terms of Lumentum’s new proposal, each share of Coherent common stock would be exchanged for $220.00 in cash and 0.61 of a share of Lumentum common stock at the completion of the transaction. The transaction would be subject to approval by Coherent’s and Lumentum’s stockholders, receipt of regulatory approvals in China and South Korea and other customary closing conditions. The waiting period under the Hart-Scott-Rodino Antitrust Improvement Act in the U.S. that was applicable to Lumentum’s proposed acquisition of Coherent has already expired.

On March 10, 2021, Coherent and Lumentum announced that they had entered into an amended and restated merger agreement pursuant to which Lumentum would acquire Coherent in a cash and stock transaction where each share of Coherent common stock would be exchanged for $175.00 in cash and 1.0109 shares of Lumentum common stock at the completion of the transaction. On March 11, 2021, Coherent announced that it had received an unsolicited acquisition proposal from II-VI in which each share of Coherent common stock would receive $195.00 in cash and 1.0 share of II-VI common stock at the completion of the transaction, which the Coherent board of directors determined to be a “Company Superior Proposal” under the terms of Coherent’s merger agreement with Lumentum.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, Coherent’s board of directors will carefully review Lumentum’s new proposal in comparison to II-VI’s March 11, 2021 acquisition proposal. There can be no assurances that Coherent will accept Lumentum’s new proposal and enter into a revised merger agreement with Lumentum on the proposed terms or instead determine that II-VI’s March 11, 2021 acquisition proposal continues to be a “Company Superior Proposal” under Coherent’s existing merger agreement with Lumentum notwithstanding Lumentum’s new proposal.

Bank of America and Credit Suisse are serving as financial advisors to Coherent, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor.

About Coherent

Founded in 1966, Coherent, Inc. is a global provider of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company’s website at https://www.Coherent.com for product and financial updates.

Important Information and Where You Can Find It

In connection with the proposed transaction (the “Proposed Transaction”) between Lumentum Holdings Inc. (“Lumentum”) and Coherent, Inc. (“Coherent”), Lumentum plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Coherent and Lumentum and will constitute a prospectus with respect to shares of Lumentum’s common stock to be issued to Coherent’s stockholders at the completion of the Proposed Transaction (the “Joint Proxy Statement/Prospectus”). Coherent and Lumentum may also file other documents with the SEC regarding the Proposed Transaction. This communication is not a substitute for the Joint Proxy Statement/Prospectus or any other document which Coherent or Lumentum may file with the SEC in connection with the Proposed Transaction. COHERENT STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/Prospectus and other relevant documents filed with the SEC by Coherent and Lumentum in connection with the Proposed Transaction through the website maintained by the SEC at www.sec.gov. Additional information regarding the participants in the solicitation of proxies in respect of the Proposed Transaction, and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any registration statement, prospectus, proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

Coherent and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Proposed Transaction. Information regarding Coherent’s directors and executive officers, including a description of their direct and indirect interests in the Proposed Transaction, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus. Coherent stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the Proposed Transaction, including the direct and indirect interests of Coherent directors and executive officers in the Proposed Transaction, which may be different than those of Coherent stockholders generally, by reading the Joint Proxy Statement/Prospectus and any other relevant documents (including any registration statement, prospectus, proxy statement and other relevant materials to be filed with the SEC) that are filed or will be filed with the SEC relating to the Proposed Transaction. You may obtain free copies of these documents using the sources indicated above.

No Offer or Solicitation

This document does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Coherent’s and its board of directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the completion of the Proposed Transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Coherent’s and Lumentum’s businesses and other conditions to the completion of the transaction; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Lumentum (as amended, restated or supplemented from time to time), including the receipt of an unsolicited proposal from a third party (including MKS Instruments, Inc. or II-VI Incorporated); (iii) failure to realize the anticipated benefits of the Proposed Transaction, including as a result of delay in completing the transaction or integrating the businesses of Coherent and Lumentum; (iv) the impact of the COVID-19 pandemic and related private and public sector measures on Coherent’s business and general economic conditions; (v) risks associated with the recovery of global and regional economies from the negative effects of the COVID-19 pandemic and related private and public sector measures; (vi) Coherent’s and Lumentum’s ability to implement its business strategy; (vii) pricing trends, including Coherent’s and Lumentum’s ability to achieve economies of scale; (viii) potential litigation relating to the Proposed Transaction that could be instituted against Coherent, Lumentum or their respective directors; (ix) the risk that disruptions from the Proposed Transaction will harm Coherent’s or Lumentum’s business, including current plans and operations; (x) the ability of Coherent or Lumentum to retain and hire key personnel; (xi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Transaction; (xii) uncertainty as to the long-term value of Lumentum common stock; (xiii) legislative, regulatory and economic developments affecting Coherent’s and Lumentum’s businesses; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which Coherent and Lumentum operate; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Coherent’s and/or Lumentum’s financial performance; (xvii) restrictions during the pendency of the Proposed Transaction that may impact Coherent’s or Lumentum’s ability to pursue certain business opportunities or strategic transactions; (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Coherent’s and Lumentum’s response to any of the aforementioned factors; (xix) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, and worldwide government economic policies, including trade relations between the United States and China; (xx) Coherent’s ability to provide a safe working environment for members during the COVID-19 pandemic or any other public health crises, including pandemics or epidemics; and (xxi) failure to receive the approval of the stockholders of Lumentum and/or Coherent. These risks, as well as other risks associated with the Proposed Transaction, are more fully discussed in the Joint Proxy Statement/Prospectus to be filed with the SEC in connection with the Proposed Transaction. While the list of factors presented here is, and the list of factors presented in the Joint Proxy Statement/Prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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